Exhibit 10.1
SECOND AMENDMENT TO ASSIGNMENT AND AGREEMENT
This SECOND AMENDMENT TO ASSIGNMENT AND AGREEMENT (this “Second Amendment”) is made and entered into EFFECTIVE as of June 20, 2006 by and between THOMAS H. HEBERT (“Assignor”), an individual residing in Lutz, Florida and GLOBAL ENERGY GROUP, INC. (“Assignee”), a Delaware corporation.
WITNESSETH:
For and in consideration of the mutual promises and covenants herein contained and the mutual advantages accruing to Assignor and Assignee, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
1.	Background. Assignor entered into a certain Assignment & Agreement, (the “Original Agreement”) and a First Amendment. For the purposes of this Second Amendment, each capitalized term appearing in this Second Amendment shall have the definition applicable to such term in the Original Agreement, unless the context in which such term is used in this Second Amendment clearly indicates otherwise. The parties have agreed that certain terms of the Original Agreement and the First Amendment shall be modified.

2.	Royalties. Royalties shall be calculated on the gross sales price of product sold by GEG to its distributors, dealers, or agents. If GEG subleases any patent, the sub-licensee will also be liable for payment of royalties to Thomas H. Hebert (or heirs) in the amount as shown on the original assignment and agreements as well as any applicable amendments and under the same conditions as described for GEG above.

2A.	Payments of Royalties. Payments for royalties on products sold shall be paid semi-annually with records of sales due to Thomas H. Hebert (or heirs) by July 1st and January 1st of each year and payments of royalties paid no later than August 1st and February 1st of each year for the applicable record period.

3.	Minimum Royalty. The minimum royalty for 2006 shall consist of a cash payment of $15,000.00, ($7,500.00 due and payable no later than August 1st 2006 and $7,500.00 due and payable no later than December 31, 2006), and 100,000 stock options to be granted in accordance with the stock option plan when such plan is approved by the shareholders. No other minimum royalties shall be due in 2006. Minimum royalties for 2007 and forward shall be due and payable as described in the original assignment and agreement documents for each assigned patent.

4.	Assignee agrees to assume the cost of Assignor’s term life insurance policy during the time of Assignor’s employment with Global Energy Group, Inc., not to exceed $650.00 per month.

5.	Commercialization Schedule. The commercialization schedule has been modified and agreed to by Assignor and Assignee and is attached hereto as Schedule A. Assignee agrees to provide a schedule and budget for the development of spin off products as identified by Assignee.

6.	Patents. Assignee agrees to provide Assignor “timely” notification (allowing adequate time for assignor to keep the patent or patent application active) of its intent to abandon any patents in the portfolio that Assignor has the right to pursue once abandoned. Assignee agrees to the “timely” payment of costs to prosecute and maintain patents. Assignee may at its own discretion abandon any patent (with “timely” notification to assignor). Assignee will at its own discretion, when it deems necessary, defend patents within the portfolio from infringement. Assignee agrees to notify Assignor of its intentions with respect to the Wireless Technology and HVAC Analysis patent no later than September 30, 2006.

7.	Documentation. Each party, at its own expense and without further consideration, will execute and deliver such other documents, and take such other action, as may be necessary or appropriate in order to consummate more effectively the transactions contemplated hereby, including in particular as necessary or appropriate to effectuate the transfer of all Assigned Products and all Assignor Patent Rights to Assignee.

8.	Effect of Amendment; No Other Modification. This Second Amendment together with the First Amendment and Original Agreement constitute the entire agreement between Assignor and Assignee as to the subject matter of the Original Agreement and this Second Amendment, and there are no other agreements, understandings, restrictions, warranties or representations between the parties relating to such subject matter. To the extent that the Original Agreement is inconsistent with the terms of the Second Amendment, it is superseded and controlled by this Second Amendment. Any provision of the Original Agreement inconsistent with the Second Amendment is hereby amended to be consistent with this Second Amendment. Other than as amended by this Second Amendment, the Original Agreement and First Amendment remain in full force and effect, and, except as modified by this Second Amendment, the terms and provisions of the Original Agreement and First Amendment are hereby ratified and affirmed.

9.	Counterparts and Facsimile. This Second Amendment may be executed in two counterparts, each of which shall be considered as original, but both of which together shall constitute one and the same instrument, and shall become effective when each of the parties has executed at least one of the counterparts even if both parties have not executed the same counterpart. The parties expressly acknowledge and agree that the printed product of a facsimile transmittal shall be deemed to be “written” and a “writing” for all purposes of the Original Agreement and this Second Amendment.

10.	Failure to perform. If GEG shall fail to perform any of the actions prescribed in this document and does not cure such shortcoming within ten (10) days after written notice by Assignor, then this entire document will be null and void and only the documents in effect prior to this document will be in effect.

/s/ Craig Kitchen	June 20, 2006	/s/ Thomas Hebert	June 20, 2006

Craig Kitchen	Date	Thomas Hebert	Date
President & CEO		Chief Technology Officer

Attachment A to Second Amendment
COMMERCIALIZATION SCHEDULE

Patent Number	Title	Schedule

5,970,728	Multi-Compressor Heat Pump	2006

6,948,916	Multi-Compressor Common	2008
	Circuit Structure Design

6,460,358	Flash gas Superheat Eliminator	2006
	For Evaporators and method therefore

	The above all apply to MCHP

6,070,423	EER+	2006

6,857,285	EER+ Building Exhaust and	2008
	A/C Condensate(included with 6,070,423)

10/453839	Integrated Thermosyphon	Pending
	(ready to issue)

7,032,411	Integrated Dual Circuit	2009
	Evaporator (Inventor)

6,167,715	DGX Direct Expansion Geothermal HE	2008

6,116,048	E-Coil	2006

6,820,420	Solar Power	2006	*

6,237,359	Ice Plus -- Glacier King	2006	*
6,898,947	Ice Plus #2

6,442,903	Inflatable Insulative Covering	2006	*

6,460,358	Heat Exchanger (Extra Evap)(part of multi-compressor
	heat pump	2006

*Indicates Possible Commercialization Outside of Global Energy

/s/ Craig Kitchen	June 20, 2006	/s/ Thomas Hebert	June 20, 2006

Craig Kitchen	Date	Thomas Hebert	Date
President & CEO		Chief Technology Officer